Exhibit 99.1

MEDIA CONTACT:	Keith Price 330-796-1863
ANALYST CONTACT:	Greg Fritz 330-796-6704
FOR IMMEDIATE RELEASE

Goodyear Reports All-Time Record Quarterly Sales, Earnings

•	Third Quarter sales up 22% to $6.1 billion

•	Price/mix improvement drove revenue per tire up 18% over last year

•	Third Quarter segment operating income up 98% to $463 million

•	Strong winter tire sales drove results in Europe, Middle East and Africa Tire

•	On track for record full-year sales, segment operating income

AKRON, Ohio, October 28, 2011 – The Goodyear Tire & Rubber Company today reported that its third quarter 2011 sales and earnings were the best in its history. Quarterly net sales exceeded $6 billion for the first time ever.

“I am very pleased with our performance,” said Richard J. Kramer, chairman and chief executive officer. “Our third quarter results are another step on the path toward our 2013 targets and especially meaningful given the challenging market conditions in much of the world,” he added.

“All four of our tire businesses set all-time quarterly sales records as our teams did an excellent job offsetting higher raw material costs with improved price/mix and selling new, innovative products in targeted market segments,” Kramer said.

“While our third quarter results are evidence of the fundamental improvements we have made to our business, we continue to see many opportunities to build on this success by driving efficient, standardized processes throughout our business.”

Goodyear’s third quarter 2011 sales were $6.1 billion, up 22 percent from a year ago and the highest ever achieved by the company in any quarter. Tire unit volumes totaled 47.7 million, unchanged from 2010.

Third quarter sales reflect strong price/mix performance, which drove revenue per tire up 18 percent over the 2010 quarter, excluding the impact of foreign currency translation. Sales were also impacted by a $221 million increase in sales in other tire-related businesses, primarily chemical sales in North America, and favorable foreign currency translation of $175 million.

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The company achieved segment operating income of $463 million in the third quarter, a record for any quarter. This was up $229 million from the year-ago period. Segment operating income for the third quarter of 2011 reflected improved price/mix of $739 million, which more than offset $554 million in higher raw material costs ($506 million net of raw material cost reduction actions).

Goodyear’s third quarter 2011 net income available to common shareholders was $161 million (60 cents per share). This is the highest quarterly net income from Goodyear’s continuing operations in its history. The company recorded a net loss of $20 million (8 cents per share) in the 2010 third quarter. All per share amounts are diluted.

The 2011 third quarter included total charges of $35 million (13 cents per share) due to rationalizations, asset write-offs and accelerated depreciation, and $4 million (1 cent per share) related to discrete tax charges; and a gain of $5 million (2 cents per share) on asset sales. All amounts are after taxes and minority interest.

See the table at the end of this release for a list of significant items impacting the 2011 and 2010 quarters.

Business Segment Results

See the note at the end of this release for further explanation and a segment operating income reconciliation table.

North American Tire

	Third Quarter		Nine Months
(in millions)	2011	2010	2011	2010
Tire Units	16.6	18.0	49.4	49.8
Sales	$2,557	$2,176	$7,275	$6,004
Segment Operating Income	78	5	255	7
Segment Operating Margin	3.1%	0.2%	3.5%	0.1%

North American Tire’s third quarter 2011 sales increased 18 percent from last year to $2.6 billion, a record for any quarter. Sales reflect improved price/mix, which drove a 23 percent increase in revenue per tire, excluding the impact of foreign currency translation, compared to 2010’s third quarter. Tire unit volumes decreased 8 percent. Original equipment unit volume was flat. Replacement tire shipments were down 10 percent, primarily reflecting weaker sales of low-value-added tires in the consumer tire business. Sales were positively impacted by $171 million from higher sales in other tire-related businesses, primarily third-party chemical sales, as well as $13 million in favorable foreign currency translation.

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Third quarter 2011 segment operating income of $78 million was $73 million above the prior year. Improved price/mix of $262 million more than offset $214 million of higher raw material costs. Fixed cost recovery due to higher production levels contributed $18 million to segment operating income. Segment operating income also benefitted from a $17 million reduction in SAG expenses primarily related to lower general and product liability expense, $5 million in lower pension expense and higher sales in other tire-related businesses, while higher USW profit sharing expense was a partial offset.

Europe, Middle East and Africa Tire

	Third Quarter		Nine Months
(in millions)	2011	2010	2011	2010
Tire Units	20.7	19.1	57.4	54.3
Sales	$2,226	$1,696	$6,128	$4,680
Segment Operating Income	260	77	539	259
Segment Operating Margin	11.7%	4.5%	8.8%	5.5%

Europe, Middle East and Africa Tire’s third quarter sales increased 31 percent from last year to $2.2 billion. Sales reflect an 8 percent increase in tire unit volume, strong price/mix performance and favorable foreign currency translation of $101 million. Original equipment unit volume was up 13 percent, primarily in the consumer tire business. Replacement tire shipments were up 7 percent, most notably due to strong winter tire sales. Third quarter revenue per tire increased 18 percent in 2011 compared to 2010, excluding the impact of foreign currency translation.

Third quarter 2011 segment operating income of $260 million was $183 million above the prior year and a record for any quarter. Improved price/mix of $327 million more than offset $169 million of higher raw material costs. Fixed cost recovery due to higher production levels contributed $22 million to segment operating income. The impact of favorable foreign currency translation contributed $7 million to segment operating income.

Latin American Tire

	Third Quarter		Nine Months
(in millions)	2011	2010	2011	2010
Tire Units	5.1	5.2	15.0	15.5
Sales	$651	$569	$1,876	$1,576
Segment Operating Income	62	95	183	237
Segment Operating Margin	9.5%	16.7%	9.8%	15.0%

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Latin American Tire’s third quarter sales increased 14 percent from last year to $651 million, a record for any quarter. Sales reflect strong price/mix performance and favorable foreign currency translation of $16 million. Tire unit volumes decreased 2 percent. Original equipment unit volume was down 4 percent. Replacement tire shipments were flat, primarily due to the impact of imported low-value consumer tires in Brazil. Third quarter revenue per tire increased 8 percent in 2011 compared to 2010, excluding the impact of foreign currency translation. Sales were positively impacted by $32 million from higher sales in other tire-related businesses. Sales were negatively impacted by $23 million resulting from the sale of the farm tire business in April 2011.

Third quarter segment operating income of $62 million was down $33 million from a year ago. Price/mix improvements of $67 million offset $64 million in raw material cost increases. Segment operating income was negatively impacted by $8 million resulting from the sale of the farm tire business, as well as the impact of inflation on wages and other costs, lower volume in Brazil and foreign currency translation. Segment operating income was positively impacted by cost saving initiatives.

Asia Pacific Tire

	Third Quarter		Nine Months
(in millions)	2011	2010	2011	2010
Tire Units	5.3	5.4	15.6	15.9
Sales	$628	$521	$1,805	$1,500
Segment Operating Income	63	57	195	190
Segment Operating Margin	10.0%	10.9%	10.8%	12.7%

Asia Pacific Tire’s third quarter sales increased 21 percent from last year to $628 million, a record for any quarter. Sales reflect strong price/mix performance and favorable foreign currency translation of $45 million. Tire unit volumes decreased 2 percent. Original equipment unit volume was down 5 percent. Replacement tire shipments were flat as increased volumes in China were offset by declines in other countries. Third quarter revenue per tire increased 17 percent in 2011 compared to 2010, excluding the impact of foreign currency translation.

Third quarter segment operating income of $63 million was $6 million higher than last year. Improved price/mix of $83 million more than offset $59 million of higher raw material costs. Segment operating income was positively impacted by $6 million in foreign currency translation and negatively impacted by $13 million in costs related to the start up of a new manufacturing facility in China.

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Year-to-Date Results

Goodyear’s sales for the first nine months of 2011 were $17.1 billion, up 24 percent from $13.8 billion in the 2010 period. Sales reflect strong price/mix performance and the $129 million impact of a 1 percent improvement in tire unit volume, as well as a $718 million increase in sales in other tire-related businesses, primarily third-party chemical sales by North American Tire. Favorable currency translation increased sales by $648 million. The sale of the Latin American farm tire business negatively impacted sales by $48 million.

The company’s year-to-date segment operating income of $1.2 billion was up 69 percent from $693 million last year. Compared to the prior year, year-to-date segment operating income reflects higher sales in all four of the company’s business units and actions that reduced costs by $253 million.

Compared to the first nine months of 2010, 2011 segment operating income also benefitted from $1.7 billion in improved price/mix, which more than offset $1.2 billion in higher raw material costs. Raw material costs reflect $128 million in actions taken to reduce their impact.

Goodyear’s year-to-date net income available to common shareholders of $303 million ($1.19 per share) compares to a net loss of $39 million (16 cents per share) in 2010’s first nine months. All per share amounts are diluted.

Outlook

Goodyear expects the global tire industry will continue to grow in 2011, although at the low end of ranges previously forecasted in all segments except commercial original equipment. In recognition of third quarter volume levels and the outlook for the fourth quarter, the company now expects that its full-year tire unit growth will approximate its year-to-date growth rate through the first nine months.

“Despite the slower growth environment in many countries, we have effectively managed our business and taken actions to capitalize on opportunities to profitably grow our sales,” Kramer said. “We are confident that Goodyear is on track to achieve record-setting performance in both sales and segment operating income for the full year.”

For the full year of 2011 in North America, Goodyear expects the consumer replacement industry to be flat, consumer original equipment up approximately 6 percent, commercial replacement up about 13 percent and commercial original equipment up approximately 50 percent.

For the full year in Europe, the consumer replacement industry is expected to be up about 4 percent, consumer original equipment up approximately 5 percent, commercial replacement up about 1 percent and commercial original equipment up approximately 50 percent.

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Goodyear anticipates its raw material costs for the fourth quarter of 2011 will increase more than 30 percent compared with the prior year, bringing the total increase for the full year to 30 percent over 2010.

Conference Call

Goodyear will hold an investor conference call at 9 a.m. today. Approximately 45 minutes prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman and chief executive officer, and Darren R. Wells, executive vice president and chief financial officer.

Investors, members of the media and other interested persons can access the conference call on the Web site or via telephone by calling (706) 643-2869 before 8:55 a.m. A taped replay will be available later in the day by calling (404) 537-3406, Conference ID 19705274. The replay will also remain available on the Web site.

Goodyear is one of the world’s largest tire companies. It employs approximately 73,000 people and manufactures its products in 54 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; increases in the prices paid for raw materials and energy; pension plan funding obligations; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statement of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2011	2010	2011	2010
NET SALES	$6,062	$4,962	$17,084	$13,760

Cost of Goods Sold	4,973	4,120	14,006	11,262
Selling, Administrative and General Expense	677	640	2,098	1,915
Rationalizations	25	8	80	16
Interest Expense	86	90	241	241
Other (Income) Expense	(4)	62	48	173

Income before Income Taxes	305	42	611	153
United States and Foreign Taxes	94	55	220	151

Net Income (Loss)	211	(13)	391	2
Less: Minority Shareholders’ Net Income	43	7	73	41

Goodyear Net Income (Loss)	168	(20)	318	(39)
Less: Preferred Stock Dividends	7	—	15	—

Goodyear Net Income (Loss) available to Common Shareholders	$161	$(20)	$303	$(39)

Goodyear Net Income (Loss) available to Common Shareholders- Per Share of Common Stock

Basic	$0.66	$(0.08)	$1.25	$(0.16)

Weighted Average Shares Outstanding	244	242	244	242

Diluted	$0.60	$(0.08)	$1.19	$(0.16)

Weighted Average Shares Outstanding	281	242	268	242

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	September 30, 2011	December 31, 2010
Assets:
Current Assets:
Cash and Cash Equivalents	$2,126	$2,005
Accounts Receivable, less Allowance - $105 ($106 in 2010)	4,008	2,736
Inventories:
Raw Materials	1,054	706
Work in Process	200	168
Finished Products	2,783	2,103

	4,037	2,977
Prepaid Expenses and Other Current Assets	341	327

Total Current Assets	10,512	8,045
Goodwill	670	683
Intangible Assets	157	161
Deferred Income Taxes	55	58
Other Assets	472	518
Property, Plant and Equipment
Less Accumulated Depreciation - $8,727 ($8,807 in 2010)	6,263	6,165

Total Assets	$18,129	$15,630

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$3,371	$3,107
Compensation and Benefits	821	756
Other Current Liabilities	1,103	1,018
Notes Payable and Overdrafts	312	238
Long Term Debt and Capital Leases due Within One Year	212	188

Total Current Liabilities	5,819	5,307
Long Term Debt and Capital Leases	5,559	4,319
Compensation and Benefits	3,226	3,415
Deferred and Other Noncurrent Income Taxes	242	242
Other Long Term Liabilities	882	842

Total Liabilities	15,728	14,125
Commitments and Contingent Liabilities

Minority Shareholders’ Equity	626	584

Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 million shares, Outstanding shares – 10 million (0 in 2010), liquidation preference $50 per share	500	—
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 244 million (243 million in 2010) after deducting 7 million treasury shares (8 million in 2010)	244	243
Capital Surplus	2,805	2,805
Retained Earnings	1,169	866
Accumulated Other Comprehensive Loss	(3,219)	(3,270)

Goodyear Shareholders’ Equity	1,499	644
Minority Shareholders’ Equity – Nonredeemable	276	277

Total Shareholders’ Equity	1,775	921

Total Liabilities and Shareholders’ Equity	$18,129	$15,630

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Non-GAAP Financial Measures

This earnings release presents total segment operating income, which is an important financial measure for the company but is not a financial measure defined by U.S. GAAP.

Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with U.S. GAAP. Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.

Total Segment Operating Income Reconciliation Table

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2011	2010	2011	2010
Segment Operating Income	$463	$234	$1,172	$693
Rationalizations	(25)	(8)	(80)	(16)
Interest expense	(86)	(90)	(241)	(241)
Other expense	4	(62)	(48)	(173)
Asset write-offs and accelerated depreciation	(12)	(4)	(46)	(13)
Corporate incentive compensation plans	(8)	(18)	(43)	(45)
Intercompany profit elimination	(7)	(3)	(18)	(5)
Insurance Recovery	—	8	—	8
Pension curtailments/settlements	(4)	—	(15)	—
Other	(20)	(15)	(70)	(55)

Income before Income Taxes	$305	$42	$611	$153

Third Quarter Significant Items (after tax and minority interest)

2011

•	Rationalizations, asset write-offs and accelerated depreciation, $35 million (13 cents per share)

•	Discrete tax charges, $4 million (1 cent per share)

•	Gain on asset sales, $5 million (2 cents per share)

2010

•	Cash premiums and write-offs of deferred financing fees resulting from the early redemption of debt, $56 million (23 cents per share)

•	Rationalizations, asset write-offs and accelerated depreciation, $10 million (4 cents per share)

•	Costs related to a supply disruption, $4 million (2 cents per share)

•	Costs resulting from a strike in South Africa, $3 million (1 cent per share)

•	Net tax benefits related to employee benefit plans, $13 million (6 cents per share)

•	Insurance recovery, $8 million (3 cents per share)